UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 6, 2019

CONTURA ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-38735		81-3015061
(Commission File Number)		(IRS Employer Identification No.)
340 Martin Luther King Jr. Blvd. Bristol, Tennessee 37620
(Address of Principal Executive Offices, zip code)
(423) 573-0300
(Registrant’s telephone number, including area code)
Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CTRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 6, 2019, the Board of Directors (the “Board”) of Contura Energy, Inc. (the “Company”) approved certain changes to the Company’s executive leadership team recommended by the chief executive officer. Kevin Stanley, the company’s executive vice president and chief commercial officer, and J. Scott Kreutzer, executive vice president and chief strategy officer, will leave their positions on November 15, 2019. In addition, Mark M. Manno, executive vice president, chief administrative and legal officer and secretary, Suzan E. Moore, senior vice president and chief human resources officer and Jill M. Harrison, senior vice president and general counsel, will leave their positions on December 1, 2019.
The departing executive officers participate in the Company’s Key Employee Separation Plan and, in connection with their departures, are each expected to execute a release of claims agreement (the “Release”) that provides, among other matters, for the payment of the severance amounts and benefits set forth in Sections 4.3 and 4.4 of the Key Employee Separation Plan (the “KESP”) after their departures, subject to their compliance with non-competition, non-solicitation and other terms of the KESP.
Also on November 6, 2019, and effective as of December 2, 2019, the Board appointed Roger L. Nicholson as the Company’s executive vice president, general counsel and secretary. Mr. Nicholson is currently a member in the Charleston, West Virginia office of Steptoe & Johnson PLLC, where his practice has been focused on acquisitions, divestitures, financings, and other commercial transactions in the energy industry since 2015. Prior to joining Steptoe & Johnson, Mr. Nicholson was senior vice president, secretary and general counsel of International Coal Group, Inc. from April 2005 through June 2011 and was an executive with Massey Energy Company from June 1995 through April 2002, becoming vice president, secretary and general counsel in 2000. In both roles, he was responsible for all legal functions of the companies, as well as risk management, corporate governance, and securities law compliance, among other things. Prior to those roles, Mr. Nicholson served as in-house counsel with Arch Mineral Corporation (now Arch Coal, Inc.) from 1989 until 1992. Between his various in-house positions, Mr. Nicholson has held positions with various law firms in the Central Appalachian region, including Jackson Kelly. Mr. Nicholson holds a bachelor of arts degree from Georgetown College in Georgetown, Kentucky, and a juris doctor degree from the University of Kentucky College of Law.
In connection with his appointment, the compensation committee of the Board has established Mr. Nicholson’s annual base salary as $450,000. Mr. Nicholson’s annual target and maximum bonus opportunities under the annual Contura Incentive Bonus Plan will be 100% and 200% of his base salary, respectively, subject to applicable performance criteria and plan terms. Mr. Nicholson will be eligible to receive an annual equity award under the Company’s Long Term Incentive Plan with a target award of 200% of his base salary and will participate in the Company’s Key Employee Separation Plan (“KESP”) with a Benefit Factor (as defined in the KESP) of 1.5, or a Benefit Factor of 2 in the event of a Covered Change in Control Termination (as defined in the KESP), in each case subject to the terms of the plan. He is also expected to enter into an indemnification agreement with the Company in the same form as the agreements that the Company has previously executed with each of its directors and executive officers. He will also be entitled to participate in benefit programs generally available to Company employees.
There are no arrangements or understandings between Mr. Nicholson and any other persons pursuant to which he was selected as an officer of the Company, and Mr. Nicholson is not related to any other executive officer or director of the Company. Mr. Nicholson has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
A copy of the press release of the Company announcing these changes, dated November 8, 2019, is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press Release issued by Contura Energy, Inc., dated November 8, 2019

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Contura Energy, Inc.

Date: November 8, 2019	By:	/s/ Mark M. Manno
Name: Mark M. Manno
Title: Executive Vice President, Chief Administrative & Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release issued by Contura Energy, Inc., dated November 8, 2019